Exhibit 99.1
Ellington Credit Company Reports Results for Three-Month Period Ended March 31, 2025
OLD GREENWICH, Connecticut—May 20, 2025—Ellington Credit Company (NYSE: EARN) ("we") today reported financial results for the three-month period ended March 31, 2025.
Highlights
•Net income (loss) of $(7.9) million, or $(0.23) per share.
•Adjusted Distributable Earnings1 of $9.0 million, or $0.26 per share.
•Book value of $6.08 per share as of March 31, 2025, which includes the effects of dividends of $0.24 per share for the three-month period.
•Net interest margin2 of 11.13% on credit, 2.29% on Agency, and 5.27% overall.
•CLO portfolio increased to $249.9 million as of March 31, 2025, compared to $171.1 million as of December 31, 2024.
•Capital allocation3 to CLOs increased to 81% as of March 31, 2025, compared to 72% as of December 31, 2024.
•Debt-to-equity ratio, adjusted for unsettled sales of Agency pools, of 2.2:1 and net mortgage assets-to-equity ratio of 0.0:14 as of March 31, 2025.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 7.25.
•Cash and cash equivalents of $17.4 million as of March 31, 2025, in addition to other unencumbered assets of $151.5 million.
•Dividend rate of 17.1% based on the May 19, 2025 closing stock price of $5.62, and monthly dividend of $0.08 per common share declared on May 7, 2025.
Conversion Update
On April 1, 2025, we completed our conversion to a Delaware-domiciled closed-end fund focused on corporate collateralized loan obligations ("CLOs"), registered under the Investment Company Act of 1940 ("1940 Act"), which intends to operate as a Regulated Investment Company ("RIC") under U.S. federal tax law. Shortly after the conversion, we sold our remaining Agency RMBS and covered the related TBA hedges.
In connection with the conversion, we also changed our fiscal year to end on March 31, the day prior to the conversion, with our first full fiscal year following conversion to end on March 31, 2026. We will have a short fiscal year for the three-month period ended March 31, 2025, during which time we operated as a taxable C-Corporation.
Results for Three-Month Period Ended March 31, 2025
"Following a constructive start, the latter part of the first calendar quarter of 2025 saw rising interest rate and credit spread volatility fueled by uncertain tariff policies, geopolitical tensions, persistent inflation, and growing fears of an economic slowdown. Interest rates declined, equity indices generally fell, and yield spreads widened across numerous credit fixed income sectors," said Laurence Penn, Chief Executive Officer and President. "CLO mezzanine debt and equity prices declined during the quarter, which we attribute mostly to macro challenges rather than credit-specific concerns, and this drove an overall net loss for Ellington Credit. Nevertheless, our adjusted distributable earnings continued to cover our dividends.
"In preparation for the conversion, we expanded the CLO portfolio by 46% over the course of the quarter, to $250 million at March 31st. Meanwhile, we kept the size of our long Agency RMBS portfolio stable in order to maintain our exemption from the 1940 Act prior to conversion, while also neutralizing our exposure to the mortgage basis by using net short TBA positions. I am pleased that in the first week of April, following the conversion, we were able to efficiently liquidate the entirety of our long Agency RMBS and short TBA positions with minimal effect on book value, even as markets experienced significant upheaval. While additional credit spread widening did drive further CLO price declines in April, our drawdown was contained, and we had an estimated economic return of about negative (2%) on the month. Our estimated net asset value per share as of April 30 was in the range of $5.85 to $5.91. So far in May, we have seen a good amount of credit spread tightening, which of course has been a tailwind for our NAV.
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin of a group of assets represents the weighted average asset yield less the weighted average cost of borrowings secured by those assets (including the effect of net interest income (expense) related to U.S. Treasury securities and actual and accrued payments on interest rate swaps used to hedge such borrowings); net interest margin excludes the effect of the Catch-up Amortization Adjustment.
3 Percentages shown are of net assets, as opposed to gross assets, deployed.
4 We define our net mortgage assets-to-equity ratio as the net aggregate market value of our mortgage-backed securities (including the underlying market values of our long and short TBA positions) divided by total shareholder's equity. As of March 31, 2025 the market value of our mortgage-backed securities and our net short TBA position was $503.9 million and $(502.9) million, respectively, and total shareholders' equity was $228.5 million.
5 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.

"The timing of the conversion has so far proven advantageous, as our Agency pool sales freed up capital for redeployment just as the credit markets were dislocating. I am excited to have dry powder to deploy just as wider credit spreads and plentiful trading opportunities are recharging and expanding the opportunity set. As we continue to ramp up the CLO portfolio, I believe we are in excellent position to drive strong earnings and unlock value for shareholders moving forward. We will also look to add corporate debt to our liability structure later this year, which should be accretive to net investment income."
Financial Results
The following table summarizes our portfolio of long investments as of March 31, 2025 and December 31, 2024:

	March 31, 2025					December 31, 2024
($ in thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Credit Portfolio:
Dollar Denominated:
CLOs
CLO Notes	$74,818	$63,998	85.54	$68,402	91.42	$65,954	$55,157	83.63	$55,363	83.94
CLO Equity	n/a	151,323	n/a	167,649	n/a	n/a	91,832	n/a	97,267	n/a
Total Dollar Denominated CLOs		215,321		236,051			146,989		152,630
Corporate Debt	1,814	434	23.93	397	21.89	1,787	428	23.95	398	22.27
Corporate Equity	n/a	56	n/a	76	n/a	n/a	56	n/a	75	n/a
Total Dollar Denominated Credit		215,811		236,524			147,473		153,103
Non-Dollar Denominated:
CLOs:
CLO Notes	22,479	21,450	95.42	21,405	95.22	17,368	16,835	96.93	17,219	99.14
CLO Equity	n/a	13,086	n/a	13,962	n/a	n/a	7,298	n/a	7,995	n/a
Total non-Dollar Denominated CLOs		34,536		35,367			24,133		25,214
Total Credit		250,347		271,891			171,606		178,317
Agency Portfolio:
Dollar Denominated:
Agency RMBS(2)
30-year fixed-rate mortgages	519,109	503,892	97.07	502,508	96.80	536,948	512,307	95.41	519,628	96.77
Total Agency RMBS	519,109	503,892	97.07	502,508	96.80	536,948	512,307	95.41	519,628	96.77
Agency IOs	n/a	2	n/a	2	n/a	n/a	2	n/a	2	n/a
Total Agency		503,894		502,510			512,309		519,630
Total		$754,241		$774,401			$683,915		$697,947
(1)Expressed as a percentage of current principal balance.
(2)Excludes IOs.
CLO Holdings
Our CLO holdings grew by 46% to $249.9 million as of March 31, 2025, compared to $171.1 million as of December 31, 2024, while our capital allocation3 to CLOs increased to 81% from 72%. As of March 31, 2025, our CLO portfolio consisted of $164.4 million of equity tranches ($151.3 million dollar-denominated, $13.1 million non-dollar denominated) and $85.5 million of mezzanine debt tranches ($64.0 million dollar-denominated, $21.5 million non-dollar denominated). We aim to maintain a diversified portfolio of CLO equity and debt investments, with allocations between equity and debt adjusted based on market opportunities. While we plan to invest in both dollar- and non-dollar-denominated CLOs based on relative value, we expect that the majority of our CLO holdings will remain dollar-denominated.
Agency RMBS Holdings
Our Agency RMBS holdings decreased slightly to $503.9 million as of March 31, 2025, from $512.3 million as of December 31, 2024. While we continued to hold a core portfolio of liquid Agency RMBS during the first three months of 2025 in order to maintain our exemption from the 1940 Act (prior to conversion), we substantially increased our net short TBA position, which by March 31st almost entirely offset our Agency RMBS holdings.
Leverage and Hedging
Our debt-to-equity ratio (adjusted for unsettled trades) decreased to 2.2:1 as of March 31, 2025, compared to 2.9:1 at year end, driven by higher shareholders’ equity and the use of significantly less leverage in our Agency RMBS portfolio. Our net mortgage assets-to-equity ratio, which deducts the value of our net short TBA positions from the value of our long Agency RMBS, declined to 0.0:1 at March 31, 2025, as compared to 2.6:1 at year end.

In addition to using short positions in TBAs, we also hedged our interest rate risk during the period using interest rate swaps, U.S. Treasury securities, and futures. At March 31, 2025, all of our interest rate hedges consisted of short TBA positions. We also maintained small credit hedge and foreign currency hedge portfolios during the period and at March 31, 2025.
Net Interest Margin and Adjusted Distributable Earnings
The net interest margin on our credit portfolio increased to 11.13% for the three-month period ended March 31, 2025, as compared to 8.54% for the three-month period ended December 31, 2024. The increase was the result of increased asset yields on our CLO positions, including the result of elevated payoff activity on CLO mezzanine debt positions, and to a lesser extent, a lower cost of funds. On the other hand, the net interest margin on our Agency portfolio decreased to 2.29% from 3.24% over the same period, as an increase in our cost of funds exceeded an increase in asset yields. Our average cost of funds and net interest margin continued to benefit from positive carry on our interest rate swaps, where we received a higher floating rate and paid a lower fixed rate. However, the extent of this benefit declined significantly during the three-month period ended March 31, 2025, as we continued to terminate our interest rate swap hedges in favor of TBA short position hedges. As of March 31, 2025, we no longer held any interest rate swap hedges.
Our adjusted distributable earnings declined slightly to $0.26 from $0.27 period over period, and continued to exceed our dividends paid during the period.
The following table summarizes our operating results by strategy for the three-month periods ended March 31, 2025 and December 31, 2024:

	Three-Month Period Ended March 31, 2025	Per Share	Three-Month Period Ended December 31, 2024	Per Share
(In thousands, except share and per share amounts)
Credit:
CLOs
Interest and other income(1)	$8,435	$0.24	$5,651	$0.20
Interest expense	(826)	(0.02)	(671)	(0.02)
Realized gain (loss), net	(73)	—	867	0.03
Unrealized gain (loss), net	(16,355)	(0.47)	(2,803)	(0.10)
Credit hedges and other activities, net(2)	342	0.01	(223)	(0.01)
Total CLO profit (loss)	(8,477)	(0.24)	2,821	0.10
Non-Agency RMBS(3)
Interest income	—	—	62	—
Interest expense	—	—	(26)	—
Realized gain (loss), net	—	—	1,696	0.06
Unrealized gain (loss), net	—	—	(1,604)	(0.06)
Interest rate hedges, net	—	—	29	—
Total non-Agency RMBS profit (loss)	—	—	157	—
Total Credit profit (loss)	(8,477)	(0.24)	2,978	0.10
Agency RMBS(3):
Interest income	6,334	0.18	6,454	0.22
Interest expense	(4,937)	(0.14)	(5,651)	(0.20)
Realized gain (loss), net	(1,092)	(0.03)	(545)	(0.02)
Unrealized gain (loss), net	8,706	0.25	(15,347)	(0.53)
Interest rate hedges and other activities, net(4)	(6,136)	(0.18)	11,754	0.41
Total Agency RMBS profit (loss)	2,875	0.08	(3,335)	(0.12)
Total Credit and Agency RMBS profit (loss)	(5,602)	(0.16)	(357)	(0.02)
Other interest income (expense), net	308	0.01	440	0.02
Income tax (expense) benefit	6	—	181	0.01
General and administrative expenses	(2,582)	(0.08)	(2,269)	(0.08)
Net income (loss)	$(7,870)	$(0.23)	$(2,005)	$(0.07)
Weighted average shares outstanding	34,811,555		28,733,893
(1)Includes distributions from fee rebate agreements which are included in Other, net on the Consolidated Statement of Operations.
(2)Other activities includes currency hedges as well as net realized and unrealized gains (losses) on foreign currency.

(3)Includes IOs.
(4)Includes U.S. Treasury securities.
CLO Performance
For the three-month period ended March 31, 2025, CLO markets started on a constructive note, supported by sustained demand for leveraged loans, improving fundamentals for corporate borrowers, and strong capital inflows into floating-rate leveraged loan funds as investors positioned for a “higher for longer” interest rate environment. However, volatility increased as the quarter progressed—particularly in March—driven by growing investor concerns over proposed tariffs and the associated risk of an economic slowdown. This heightened volatility, coupled with elevated CLO issuance throughout the quarter, negatively pressured CLO prices in both the U.S. and Europe.
U.S. leveraged loan prices declined in the first calendar quarter of 2025, largely due to a sharp drop in March driven by weakness in lower-quality loans, particularly those more sensitive to higher tariff rates. This decompression within the loan index weighed on CLO mezzanine tranches, particularly those with elevated exposure to riskier assets. Meanwhile, U.S. loan prepayment rates, though still high by historical standards, declined quarter over quarter, resulting in reduced deleveraging for seasoned CLOs which adversely impacted mezzanine tranches priced at discounts.
While lower quarter over quarter, prepayment activity remained brisk in January and February, which pressured U.S. CLO equity tranches as net interest margin compression continued. This occurred as many floating-rate loans, typically those with higher coupon spreads, were refinanced and replaced with lower-coupon spreads. While this refinancing activity also led to a quarter-over-quarter decline in CLO equity NAVs, which presented a headwind to CLO equity tranche valuations, it also should limit future refinancing opportunities—a potential tailwind for CLO equity. Furthermore, CLO equity tranches with exposure to lower-quality loans, particularly those with exposure to higher tariffs, also underperformed.
In Europe, declining leveraged loan prices also pressured credit spreads, though European CLOs outperformed their U.S. counterparts, supported by rising prepayment rates which boosted deal deleveraging, and relatively low default rates.
Against this backdrop, our CLO strategy generated negative results for the three-month period ended March 31, 2025, with mark-to-market losses exceeding net interest income and modest gains on our credit hedges.
Agency Performance
Agency RMBS yield spreads tightened in January and February, before reversing course and widening in March, driven in part by rising volatility related to uncertain tariff policies. For the three-month period ended March 31, 2025, the U.S. Agency MBS Index generated a negative excess return of (0.07%).
EARN’s Agency portfolio generated positive results during each month of the period, with net gains on Agency RMBS exceeding net losses on interest rate hedges for January and February, and net gains on short TBA positions exceeding net losses on Agency RMBS in March.
Average pay-ups on our specified pool portfolio increased to 0.23% as of March 31, 2025, as compared to 0.20% as of December 31, 2024.
General and Administrative Expenses
General and administrative expenses increased period over period due to (i) higher professional fees and compensation expense related to our conversion, and (ii) an increase in management fees due to a larger capital base at March 31, 2025, as compared to December 31, 2024. A portion of this increase was offset by a decline in other operating expenses.
About Ellington Credit Company
Ellington Credit Company (the "Fund") is a non-diversified closed-end fund that seeks to provide attractive current yields and risk-adjusted total returns by investing primarily in collateralized loan obligations ("CLOs"), with a focus on mezzanine debt and equity tranches. The Fund is externally managed and advised by an affiliate of Ellington Management Group, L.L.C., a leading fixed-income investment manager founded in 1994. The Fund benefits from Ellington’s extensive experience and deep expertise in portfolio management, credit analysis, and risk management.

Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, May 21, 2025 to discuss our financial results for the three-month period ended March 31, 2025. To participate in the event by telephone, please dial (800) 225-9448 at least 10 minutes prior to the start time and reference the conference ID: EARNQ125. International callers should dial (203) 518-9708 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Investors" section of our web site at www.ellingtoncredit.com. To listen to the live webcast, please visit www.ellingtoncredit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.ellingtoncredit.com under "For Investors—Presentations."
A dial-in replay of the conference call will be available on Wednesday, May 21, 2025, at approximately 2:00 p.m. Eastern Time through Wednesday, May 28, 2025 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-1192. International callers should dial (402) 220-0402. A replay of the conference call will also be archived on our web site at www.ellingtoncredit.com.
Cautionary Statement Regarding Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "may," "expect," "project," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in the default rates on corporate loans, our ability to borrow to finance our assets, changes in government regulations affecting our business, a deterioration in the market for collateralized loan obligations, our ability to adapt to the new regulatory regime associated with our conversion to a closed-end fund/RIC, potential business disruption related to our conversion to a closed-end fund/RIC, ability to achieve the anticipated benefits of our conversion to a closed-end fund/RIC, the acceptance by the IRS of the proposed change to our tax year, and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, increased tariffs, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to numerous risks and uncertainties, including, among other things, those described under the heading “Risk Factors” in our Registration Statement on Form N-2, which can be accessed through the link to our SEC filings under "For Investors" on our website (at www.ellingtoncredit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, and is not possible for us to predict or identify them all. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
This release and the information contained herein do not constitute an offer of any securities or solicitation of an offer to purchase securities.

ELLINGTON CREDIT COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2025	December 31, 2024
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$15,462	$12,849
Interest expense	(6,215)	(6,707)
Total net interest income (expense)	9,247	6,142
EXPENSES
Management fees to affiliate	860	729
Professional fees	603	417
Compensation expense	427	355
Insurance expense	93	91
Other operating expenses	599	677
Total expenses	2,582	2,269
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	377	1,118
Net realized gains (losses) on financial derivatives	17,594	4,578
Change in net unrealized gains (losses) on securities	(8,026)	(19,362)
Change in net unrealized gains (losses) on financial derivatives	(25,514)	8,847
Other, net	1,028	(1,240)
Total other income (loss)	(14,541)	(6,059)
Net income (loss) before income taxes	(7,876)	(2,186)
Income tax expense (benefit)	(6)	(181)
NET INCOME (LOSS)	$(7,870)	$(2,005)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.23)	$(0.07)
WEIGHTED AVERAGE SHARES OUTSTANDING	34,811,555	28,733,893
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.24

ELLINGTON CREDIT COMPANY
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2025	December 31, 2024(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$17,375	$31,840
Securities, at fair value	754,241	683,915
Due from brokers	4,308	21,517
Financial derivatives–assets, at fair value	476	41,867
Reverse repurchase agreements	—	23,000
Receivable for securities sold	336	11,077
Interest and principal receivable	6,414	10,536
Other assets	407	340
Total Assets	$783,557	$824,092
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$517,538	$562,974
Payable for securities purchased	27,439	1,997
Due to brokers	914	30,671
Financial derivatives–liabilities, at fair value	957	5,681
U.S. Treasury securities sold short, at fair value	—	22,578
Dividend payable	3,005	2,372
Accrued expenses and other liabilities	2,416	1,488
Management fee payable to affiliate	860	729
Interest payable	1,927	1,876
Total Liabilities	555,056	630,366
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 and 1,000 shares issued and outstanding, respectively)(2)	—	1
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (37,559,195 and 29,651,553 shares issued and outstanding, respectively)(3)	376	297
Additional paid-in-capital	399,869	348,587
Accumulated deficit	(171,744)	(155,159)
Total Shareholders' Equity	228,501	193,726
Total Liabilities and Shareholders' Equity	$783,557	$824,092
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$6.08	$6.53
(1)Derived from audited financial statements as of December 31, 2024.
(2)Following the special meeting of shareholders held on January 17, 2025, we fully redeemed the 1,000 Series A Preferred Shares in accordance with the terms of the previously announced Subscription and Investment Representation Agreement entered into on December 9, 2024.
(3)Common shares issued and outstanding at March 31, 2025, includes 8,075,118 common shares issued under our at-the market common share offering program and excludes 167,476 of common shares repurchased during the three-month period ended March 31, 2025.

Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
We calculate Adjusted Distributable Earnings as net income (loss) adjusted for: (i) net realized and change in net unrealized gains and (losses) on securities, financial derivatives, and foreign currency transactions; (ii) net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps; (iii) other income or loss items that are of a non-recurring nature, if any (iv) Catch-up Amortization Adjustment (as defined below); and (v) provision for income taxes. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided by our portfolio, after the effects of financial leverage; and (iii), we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our peers. Our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
In setting our dividends, our Board of Trustees considers our earnings, liquidity, financial condition, distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the three-month periods ended March 31, 2025 and December 31, 2024, our Adjusted Distributable Earnings to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	March 31, 2025	December 31, 2024
Net Income (Loss)	$(7,870)	$(2,005)
Income tax expense (benefit)	(6)	(181)
Net Income (Loss) before income taxes	(7,876)	(2,186)
Adjustments:
Net realized (gains) losses on securities	(377)	(1,118)
Change in net unrealized (gains) losses on securities	8,026	19,362
Net realized (gains) losses on financial derivatives	(17,594)	(4,578)
Change in net unrealized (gains) losses on financial derivatives	25,514	(8,847)
Net realized gains (losses) on periodic settlements of interest rate swaps	8,060	4,814
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(6,340)	(1,412)
Strategic Transformation costs and other adjustments(1)	(643)	1,807
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	183	—
Subtotal	16,829	10,028
Adjusted Distributable Earnings	$8,953	$7,842
Weighted Average Shares Outstanding	34,811,555	28,733,893
Adjusted Distributable Earnings Per Share	$0.26	$0.27
(1)For the three-month period ended March 31, 2025, includes $(0.9) million of net realized and unrealized (gains) losses on foreign currency translation, which is included in Other, net on the Consolidated Statement of Operations and $0.3 million of expenses incurred primarily in connection with our strategic transformation. For the three-month period ended December 31, 2024, includes $1.3 million of net realized and unrealized (gains) losses on foreign currency translation, which is included in Other, net on the Consolidated Statement of Operations and $0.5 million of expenses incurred primarily in connection with our strategic transformation.